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                                                               Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

Wolohan Contacts:

James L. Wolohan                                  John A. Sieggreen
President and CEO                                 Executive Vice President and COO
(989) 793-4532 (Ext. 248)                         (989) 793-4532 (Ext. 246)

                   WOLOHAN LUMBER CO. ANNOUNCES TENDER OFFER
                              FOR ITS COMMON STOCK

     Saginaw, Michigan, August 2, 2001 -- Wolohan Lumber Co. (NASDAQ: WLHN) today announced that it will commence a tender offer to purchase up to 1,500,000 shares, or approximately 45 percent, of its outstanding common stock. The Company intends to finance the repurchase through cash on hand and from borrowings under its existing bank credit facility.

     According to James L. Wolohan, President and Chief Executive Officer of Wolohan Lumber Co., "We are making the offer to afford to those shareholders who desire liquidity an opportunity to sell all or a portion of their shares without the usual transaction costs associated with open market sales. The tender offer provides shareholders with the opportunity to sell all or a portion of their shares at a price which is higher than the prevailing market price for the shares immediately prior to the announcement of the offer, and to do so with a number of shares of their choice subject to the terms and conditions of this offer. After the offer is completed, we expect to have sufficient cash flow and access to other sources of capital to fund our working capital, physical plant and other needs related to current operations in the foreseeable future.

     The Company plans to repurchase up to 1,500,000 shares of its common stock at a price of $15.00 per share. The closing price of the Company's common stock on Thursday, August 2, 2001 was $12.70 per share. Shareholders whose shares are purchased in the offer will be paid the purchase price net in cash, without interest, after expiration of the offer period.

     The Board of Directors of Wolohan Lumber Co. has approved the offer. However, neither the Company nor its Board of Directors is making any recommendation to the shareholders as to whether to tender or refrain from tendering their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender.

     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR AN OFFER TO SELL ANY SHARES OF WOLOHAN'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY THE COMPANY'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT THE COMPANY WILL BE SENDING OUT TO ITS SHAREHOLDERS SHORTLY. SHAREHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS TO THE OFFER.

     The tender offer will expire on Friday, September 21, 2001 at 5:00 p.m., Eastern time, unless the Company elects to extend the offer. The offer is subject to various conditions described in the Offer to Purchase.

About Wolohan Lumber Co.

     Wolohan Lumber Co. is a full-line retailer of lumber, building materials and related products used primarily for new-home construction and home-improvement projects. Headquartered in Saginaw, Michigan, Wolohan was founded in 1964 with three stores and at August 2, 2001, thirty-three stores were in operation under the names Wolohan Lumber and CML. The Company's primary customer focus is the single-family homebuilder, commercial and multi-family builder, remodeler and project-oriented consumer. Wolohan offers a wide range of services including house design, delivery, installation, various financing options and job-site contractor sales representatives with experienced store support coordination.
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     This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

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